Exhibit 99.1

Open Letter to Friends and Shareholders of MoneyOnMobile (MOMT)
Dear Friends and Shareholder of MOMT:
First, let me say how much I appreciate your commitment to MoneyOnMobile, Inc. and our mission to build a world-class payment business serving the un-banked and under-banked population in India. We have made great strides toward realizing our goal of being the largest most comprehensive such company in the world’s most vibrant and dynamic market. Recent events in India have - for the time being at least - taken that vision away from us. Our company in Mumbai has been the target of a premeditated, carefully orchestrated hijacking at the hands of individuals, some of whom have been accused of serious crimes, as well as members of the Indian management team with whom we had been working for six years. I can’t begin to describe to you my sense of outrage at the actions this group have perpetrated. I am committed to doing everything within my power and the resources of MOMT to restore the status quo and reinstate our contractual rights to ownership and control of the company in India, which have been taken away illegally. I hope I can enlist your help in this effort.
The illegal actions taken by the hijackers are, by their very nature not fully known to us. However, we have pieced the story together through various sources and done the best we can to separate fact from rumor before presenting the results to you. This effort has taken some time, but we have put accuracy first. The purpose of this letter is to bring you current on events in Mumbai and let you know what we’re doing and how we intend to recover our company.
What Happened, Who Did It, and What is The Current Situation?
On August 22, the Company issued an 8K Statement documenting that, during the month of August, its Indian operations had been hijacked through illegal means. Specifically, the Board of My Mobile Payments, Ltd. (known as “MMPL” - the entity holding the license with the Reserve Bank of India enabling the company to handle domestic remittances) held a Board meeting without our knowledge or participation and installed three new Board members from a group who formed themselves as “LI Digital Payments Private Limited”(known as LexInnova-DPPL or LI-DPPL) and approved the transfer of 50.5% of the shares of MMPL to the LI-DPPL entity. (Note: As of this date, there has been no confirmation of this Board meeting or the actions taken provided to MOMT in the form of minutes or a video recording of the meeting itself - additionally note that “Digital Payments Processing Limited” known as “DPPL” is MOMT’s other major legal entity in India).
Please note that, by virtue of our various shareholder and investment agreements, MOMT has a Right of First Refusal on any transfers to third parties. Further, election of new Board members requires our approval, and a Board meeting in which MOMT representatives are not present is a violation of the corporate governance as defined by our properly filed agreements and hence a violation of Indian law (See CEO Update 8-K Exhibit 99.4). The validity of these agreements has been affirmed many times over the last 6 years with the participants.
The LI-DPPL group then proceeded to demand that all our employees working at the sister company DPPL, resign and transfer to the newly created company LI-DPPL. The employees did so. LI-DPPL had no legal standing to make such a demand. We believe, based on reports we received from employees, that they were coerced into this action.
As stated earlier, the hijacking appears to be the product of many months of conspiratorial planning by members of the senior management of the Company’s India subsidiary, (hereafter “local management”) with whom we have worked for the last 6 years, and the third-party investment group operating under the name LexInnova DPPL (LI-DPPL).
(See CEO Update 8-K Exhibit 99.2 for the incorporation record of LI-DPPL. Note the incorporation date of February 28, 2018, indicating the earliest documented actions related to this conspiracy that we have.)
The LI-DPPL group includes Abhishek (“Abhi”) Verma, Ram Nawal Verma, Krishna Verma, and Niraj Kumar Singh (and possibly others), and is apparently lead by Ashutosh (“Ash”) Verma. Ash Verma is linked to the events through various emails naming him as the leader of the group and also his daily presence in the company’s office in Mumbai. Ash Verma purports to be an official with the Indian Government Income Tax department. Ash Verma apparently has a history of fraud and appears to be currently on bail on charges of money laundering. See this article from the Economic Times of India (among others available on the internet):
https://economictimes.indiatimes.com/news/politics-and-nation/money-laundering-case-irs-officer-ashutosh-verma-gets-bail/articleshow/43813845.cms

Exhibit 99.1

See CEO Update 8-K Exhibit 99.3 - The Verma’s contact information from their business cards
You can see that Ash Verma’s purported IRS email is actually a gmail address. Note that Ashutosh Verma also refers to himself as the Board representative of LI Consulting, a Delhi-based company purporting to assist US companies doing business in India. “LI” Stands for Lex-Innova which is the name the Vermas use for all their corporate ventures in India and the U.S. (This name will appear later.) Note also that his title is “Board Representative” and that his email is Board@liconsulting.in.
Abhi Verma’s deep involvement in this conspiracy is clear. He is one of the illegally elected Board members along with Ram Nawal Verma and Vinamra Shashtri. As further evidence of his participation, Abhi Verma’s email to poached employees appears attached as Exhibit #4. In that memo, you will see his full participation in the takeover. He also refers to Ash Verma as his mentor, thereby linking Ash to the takeover as well. Ash Verma and the other conspirators are copied on this email. You will also see Abhi’s California business (Lex-Innova) and his address and phone number.
Many of these steps are illegal, and violations of our various investment agreements in place with the shareholders of MMPL. Our various agreements in place had led the Company, its auditors and our attorneys to conclude that in fact, MOMT had de facto control and majority ownership of each entity, MMPL and DPPL despite actual share issuances of less than a majority amount in MMPL. (See notes to previous 10-K and 10-Q filings for more details on this matter.)
Violations of our agreements include but are not limited to:

1.	Shares of MMPL are not transferrable to third parties without MOMT Consent.

2.	New Board members cannot be added to the MMPL Board without MOMT Consent.

3.	LI DPPL has no legal basis for influencing the employees of DPPL

4.	Employees of MMPL and DPPL have non-compete agreements that they have violated.

5.	Use of the operating software system by third parties is forbidden.

6.	Changes to our web site and email are forbidden.

There are numerous other violations of the law both civil and criminal, and our contracts in these actions described here. In this case, the management team and the LI-DPPL group are acting with callous and willful disregard for the law, our contracts and good business practices. They are operating in the gray area between what’s legal and what they can get away with on the ground in India. They are counting on us to take this hijacking and leave India altogether. That’s not going to happen.
The US management team at MOMT had no warning of these events. Given the nature of the hijacking and the low credibility of the actors involved, solid information has been hard to come by over the last few weeks. The perpetrators have spread many rumors and false statements without supporting documentation even to the courts. A lack of credible, reliable information has been a handicap in understanding events and reporting them to MOMT shareholders or in formulating what actions to take to counteract them.
We have responded to the hijacking with both civil and criminal actions filed with various authorities in Mumbai and will continue to pursue those actions.
As of the date of this letter, LI-DPPL effectively controls the employees and operations of DPPL and MMPL in India. We have limited visibility into events there.
We are not in a position to report financial data beyond our own expenses during this period due to lack of visibility into Indian operations and results.
What’s Next?
Our recourse in India at this time is to pursue legal actions to overturn recent events and to pursue the claims for breach of contract in the London Court of International Arbitration (“LCIA”), which is specified in our various agreements. LCIA is a well-known venue for disputes of this nature and to our knowledge, Indian courts have never overturned an LCIA verdict. We believe our case is strong at the LCIA and that the Company should pursue its claims there immediately. The LCIA process is costly and will take at least 3 to 6 months to complete and perhaps longer. It may be advisable to arbitrate in Mumbai if we believe we can get a faster resolution using that venue. No set time fame or cost estimate can be given at this time.

Exhibit 99.1

We are taking the following actions:

1.	Pursuing legal claims through the courts in India to seek immediate injunctive relief.

2.	Taking the case to arbitration in London at the earliest possible opportunity.

3.	Contacting members of the press to tell the story both in the US and India. The story has already broken in India: See this link: https://twitter.com/BTVI/status/1036891087669841922

4.	Contacting members of the various regulatory and governmental bodies in India who would have an interest in this case.

5.	Supporting various Indian government authorities in criminal investigations.

6.	Supporting the US Government Immigration and Customs Enforcement in their investigation.

Pending Legal Actions
Below is a summary of pending and anticipated MOMT legal actions in India

Court	Matter	Plaintiff	Respondent	Next Hearing	Comment
Bombay High Court	Arbitration Petition No. 799 of 2018	MOMT	MMPL & Indian Directors	October 4, 2018	LIDPPL was ordered to appear as a defendant at the September 7, 2018 hearing
Criminal Complaint before the Cyber-Cell, Mumbai	Unauthorized and improper use of company servers	MOMT	Mr. Rajat Sharma and Mr. Sumit Dash		A wide variety of company security procedures were violated
Mumbai City and Civil Court at Dindoshi	Suit No. 2165,2166 of 2016, 1098 of 2018	Shanshank Joshi	MPPL	September 12, 2018	These actions were brought by Shashank Joshi in attempt to invalidate his 2016 ouster from the Company
London International Court of Arbitration (“LICA”)	Complete the merger of the local entities and perfect MOMT’s ownership	MOMT	MMPL & Indian Directors	In preparation to be filed	This action was begun in March 2018 under the terms of the 2012 MOU
Bombay High Court	Comprehensive Suit	MOMT	MMPL & Indian Directors; LIDPPL	In preparation to be filed.	To be filed in the event that motions in the arbitration hearing are denied
Summary
MOMT’s Indian subsidiaries have been the target of a willful conspiracy to defraud our investors out of their significant investment in India through an illegal hijacking of the company and its employees. Our sense of astonishment and outrage that these events could occur is unlimited. We intend to pursue our legal rights to own and operate the business until they are fully implemented and recent events are overturned. We will not surrender to this piracy. Corporate raiding of this kind cannot be tolerated in our case or any other.

Exhibit 99.1

MOMT’s view of the market in India is as optimistic as it ever has been. As evidenced by recent growth in the company, we believe that the market opportunity for MOMT services is as vibrant as ever and the value creating strategy we are pursuing is as strong as ever.
I speak for everyone here at MOMT when I say that we have been honored by your faith in us. Our shared goal of building a meaningful enterprise in India - the largest remaining market in the world - was within our grasp, only to be stolen at the last minute.
What Can You Do To Help?
If you would like to know more about our legal strategy and what you can do to support it, please contact me at +1-214-837-2765 or via email at hmontgomery@moneyonmobile.in.
Many of our shareholders have experience doing business in India. If you have connections or ideas that could be helpful, such as media, government or high level business connections please share them with us. I can be reached at hmontgomery@moneyonmobile.in or +1-214-837-2765. You can also reach our CFO Scott Arey at sarey@moneyonmobile.in
I also recommend the following steps that you can take individually. Please write to any and all of the following people expressing your concern:
Your Congressman or Senator especially if they have Foreign Affairs or overseas business committee exposure.
A list of Congressmen and Senators can be found here:
https://www.govtrack.us/congress/members
If you have direct contacts within the American government who deal in overseas business relationships, the State Department, the Executive Branch generally, including the White House or the Treasury, the FBI or other agencies who may have an interest in this case, please contact them, and let us know what you are doing.
I believe that the Indian Government will not want this sort of piracy to stand - it is a clear warning sign to any foreign investor to stay away from India and the Modi government in particular should act to overturn these matters if we can locate the right person at a high level.
You can write to the Prime Minister of India at this address:
https://pmopg.gov.in/pmocitizen/Grievancepmo.aspx
You can contact the head of the Reserve Bank of India at this address via mail or fax:
https://www.rbi.org.in/SCRIPTs/AboutUsDisplay.aspx?pg=Departments.htm
You can contact the Minister of Finance for India at this address or fax:
https://doe.gov.in/minister/meet-union-finance-minister-shri-arun-jaitley#
You can contact the governor of the State of Maharashtra at this address:
http://rajbhavan-maharashtra.gov.in/rajbhavan/Pages/frm_contact_us.aspx
Please do all that you can to support us in our effort to reclaim what is rightfully ours. I believe that the most effective tool we have in this battle is the collective voices of our 4,500 shareholders of MOMT who staked their hard-earned capital on our success.
Above all, we will never give up the fight. I am reminded of another man who faced injustice in times past. When Mahatma Gandhi faced injustice he said:
“To forgive and accept injustice is cowardice. Make injustice visible.”
Thank you again for your support.